EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020, Ext 113

Williston, ND  58802

cathyk@geoi.net

GEORESOURCES, INC. COMPLETES MERGERS

WITH SOUTHERN BAY OIL & GAS AND CHANDLER ENERGY, LLC

WILLISTON, ND --  April 18, 2007 -- GeoResources, Inc., (Nasdaq: GEOI), today announced the closing of the mergers (the Merger) with Southern Bay Oil & Gas L.P. and Chandler Energy, LLC, after receiving all  required shareholder approvals.

  The combined entity has assets in the Gulf Coast, Rocky Mountains and Williston Basin. In connection with the Merger, Southern Bay made capital contributions of approximately $19.4 million, with $ 5.0 million contributed in January 2007, and the remainder made at closing.   Pro-forma proved reserves are currently estimated at approximately 8.2 million barrels of oil equivalent (BOE), 61% oil and 74% proved developed.  The combined entity has current daily production of approximately 1,500 BOE.   In the transactions (1) Southern Bay partners received 8,263,000 shares of GeoResources’ common stock, (2) Chandler members received 1,931,000 shares and (3) certain working interest owners in a Chandler-operated oil and gas project in eastern Colorado received 496,000 shares. Total outstanding common shares increased to approximately 14,563,000 shares.

  As part of the Merger, GeoResources’ common stock was approved for listing on the Nasdaq Global Market and trades under the symbol “GEOI”, and the GeoResources Board was reconstituted to include a total of seven directors comprised principally of parties appointed by Southern Bay and Chandler.  The directors of GeoResources are now: Frank A. Lodzinski, Collis P. Chandler, III, Christopher W. Hunt, Jay F. Joliat, Scott R. Stevens, Michael A. Vlasic and Nick Voller. The executive officers are: Frank A. Lodzinski, President and Chief Executive Officer; Collis P. Chandler, III, Executive Vice President and Chief Operating Officer Northern Region; Francis M. Mury, Executive Vice President and Chief Operating Officer Southern Region; Jeffrey P. Vickers, Vice President, Williston Basin Exploration and Development, Robert J. Anderson, Vice President Business Development, Acquisitions and Divestitures; Howard E. Ehler, Vice President and Chief Financial Officer; and Cathy Kruse, Corporate Secretary.  Corporate headquarters will be relocated to Houston Texas.

About Southern Bay Oil & Gas L.P.

Southern Bay Oil & Gas, L.P. is headquartered in Houston, Texas. Southern Bay and its subsidiaries own and operate producing oil and gas properties on the Texas and Louisiana Gulf Coast, and in the Permian Basin in Texas.  For more information visit the company’s website at www.southernbayenergy.com.

About GeoResources, Inc.

GeoResources, Inc., a Williston, North Dakota-based natural resources company, is engaged primarily in oil and gas exploration and production and oil and gas drilling.  For more information visit the company’s website at www.geoi.net.

About Chandler Energy, LLC

Chandler Energy, LLC is a Denver, Colorado based oil and gas exploration and production company with operations in the Rocky Mountains and Michigan.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  GeoResources cannot make any assurances that the agreement referenced in this release will close.  In addition, all statements other than statements of historical facts that address activities that the company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2006, for meaningful cautionary language disclosure.